                                                Filed Pursuant to Rule 424(b)(3)
                                                          SEC File No. 333-38491

                    SUPPLEMENT NO. 5 DATED OCTOBER 13, 1998
                                       TO
                 PROSPECTUS DATED DECEMBER 29, 1997 RELATING OF
$185,000,000 PRINCIPAL AMOUNT OF 4 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2004
                    AND THE SHARES OF COMMON STOCK ISSUABLE
              UPON CONVERSION THEREOF OF HALTER MARINE GROUP, INC.


     All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus dated December 29, 1997 (the "Prospectus"), forming a part of the Registration Statement on Form S-3, File No. 333-38491. Any cross references in this supplement refer to portions of the Prospectus.

     The purpose of this supplement is to provide additional information regarding the Selling Securityholders.

     In addition to the Selling Securityholders named in the Prospectus, the following table sets forth the name of each additional Selling Securityholder and relationship, if any, with the Company and (i) the amount of Notes owned by each additional Selling Securityholder as of the most recent date for which the Company obtained such information from the respective Selling Securityholder,
(ii) the maximum amount of Notes which may be offered for the account of such Selling Securityholder under the Prospectus, (iii) the amount of Common Stock owned by each Selling Securityholder as of the most recent date for which the Company obtained such information from the respective Selling Securityholder, and (iv) the maximum amount of Common Stock which may be offered for the account of such Selling Securityholder under the Prospectus.
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

                                                          PRINCIPAL                COMMON               COMMON
                                   PRINCIPAL              AMOUNT OF              STOCK OWNED             STOCK
       NAME OF SELLING             AMOUNT OF            NOTES OFFERED              PRIOR TO             OFFERED
        SECURITYHOLDER            NOTES OWNED               HEREBY                OFFERING (1)         HEREBY (2)
       ---------------            -----------           -------------            -------------         ----------
Donaldson, Lufkin &
 Jenrette Securities Corp......   $1,000,000             $1,000,000                  31,746               31,746
Rhone-Poulenc Rorer Pension
  Plan (3).....................   $  171,000             $  171,000                   5,428                5,428
Putnam Convertible
 Income-Growth Trust (4).......   $4,000,000             $4,000,000                 126,984              126,984
NationsBanc Montgomery
  Securities LLC...............   $  100,000             $  100,000                   3,174                3,174
     TOTAL.....................   $5,271,000             $5,271,000                 167,332              167,332

(1) Includes the shares of Common Stock into which the Notes held by such Selling Securityholder are convertible at the Conversion Price. The Conversion Price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes - Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.

(2) Assumes conversion into Common Stock of the full amount of Notes held by the Selling Securityholder at the Conversion Price and the offering of such shares by such Selling Securityholder pursuant to this Prospectus. The Conversion Price and the number of shares of Common Stock issuable upon conversion of the Notes is subject to adjustment under certain circumstances. See "Description of Notes - Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.

(3) The Putnam Advisory Company, Inc. may be deemed to beneficially own such securities as a result of its shared power to dispose or to direct the disposition of such securities and its shared power to vote or to direct the vote of such securities.

(4) Putnam Investment Management, Inc. may be deemed to beneficially own such securities as a result of its shared power to dispose or to direct the disposition of such securities and its shared power to vote or to direct the vote of such securities.

     Because the Selling Securityholders may, pursuant to the Prospectus, offer all or some portion of the Notes and Common Stock they presently hold or, with respect to Common Stock, have the right to acquire upon conversion of such Notes, no estimate can be given as to the amount of the Notes and Common Stock that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling
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Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes and Common Stock since the date on which they provided the information regarding their Notes and Common Stock, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

     The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Securityholders in supplements to this Prospectus.